                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       National Service Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   [NSI LOGO]

                       NATIONAL SERVICE INDUSTRIES, INC.
                                   NSI CENTER
                          1420 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD JANUARY 7, 1998

     The annual meeting of stockholders of NATIONAL SERVICE INDUSTRIES, INC. (the "Corporation") will be held on Wednesday, January 7, 1998, at 10:00 a.m. in the Richard H. Rich Auditorium at the Robert W. Woodruff Arts Center, 1280 Peachtree Street, N.E., Atlanta, Georgia, for the following purposes:

          (1) to elect directors;

          (2) to approve the National Service Industries, Inc. Employee Stock Purchase Plan;

          (3) to ratify the appointment of Arthur Andersen LLP as independent auditors for the Corporation for the fiscal year ending August 31, 1998; and

          (4) to transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on November 10, 1997 as the record date for the determination of the stockholders who will be entitled to notice of and to vote at this meeting or any adjournments thereof.

     A list of the stockholders entitled to vote at the meeting may be examined at the Corporation's executive offices, 1420 Peachtree Street, N.E., Atlanta, Georgia, during the ten-day period preceding the meeting.

November 20, 1997

                                          By order of the Board of Directors,

                                          KENYON W. MURPHY
                                          Vice President, Secretary, and
                                          Associate Counsel

                      IMPORTANT -- YOUR PROXY IS ENCLOSED

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

                       NATIONAL SERVICE INDUSTRIES, INC.
                                   NSI CENTER
                          1420 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309

                                PROXY STATEMENT

     The following information is furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation for the annual meeting to be held on January 7, 1998. A copy of the annual report of the Corporation for the fiscal year ended August 31, 1997 and a proxy for use at the meeting are enclosed with this proxy statement. This proxy statement and the enclosed proxy are initially being mailed to stockholders on or about November 20, 1997.

                              GENERAL INFORMATION

PROXY

     Stockholders are requested to execute and return the enclosed proxy in the accompanying envelope. At any time before the proxy is voted, it may be revoked by written notice to the Secretary of the Corporation. Proxies which are returned properly executed, and not revoked, will be voted in accordance with stockholders' directions specified thereon. Where no direction is specified, proxies will be voted for the election of the nominees listed below as directors, for approval of the Employee Stock Purchase Plan, and for ratification of the appointment of Arthur Andersen LLP as independent auditors for the Corporation.

STOCK OUTSTANDING AND VOTING RIGHTS

     As of November 10, 1997, the record date for the annual meeting, there were 43,284,863 shares of common stock outstanding and entitled to vote. The holders of common stock, the only class of voting stock of the Corporation outstanding, are entitled to one vote per share for the election of directors and on the other matters presented.

VOTING PROCEDURE

     Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.

SOLICITATION

     The cost of soliciting proxies is paid by the Corporation. Officers and regular employees of the Corporation, at no additional compensation, may assist in the solicitation of proxies. Solicitation will be by mail and perhaps by telephone and personal contact.

                      ITEM NO. 1 -- ELECTION OF DIRECTORS

     At the annual meeting twelve (12) directors of the Corporation will be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. To be elected, a nominee must receive a plurality of the votes cast at the meeting. The persons named as proxies in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No nominee for election as a director is proposed to be elected pursuant to any arrangement or understanding between the nominee and any other person or persons. It is believed that all such nominees are available for election. If any of the nominees are unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

INFORMATION CONCERNING NOMINEES

     All of the nominees listed below are now directors of the Corporation and have served continuously since their election. All of the current directors were elected by the stockholders except Sam Nunn, who was elected by the Board of Directors effective January 8, 1997, Barrie A. Wigmore, who was elected by the Board of Directors effective June 18, 1997, and Thomas C. Gallagher, who was elected by the Board of Directors effective September 23, 1997.

     The following is a brief summary of each nominee's business experience, other directorships held, and membership on the standing committees of the Board of Directors of the Corporation.

                              JAMES S. BALLOUN                                    Director
                              since 1996

                              Mr. Balloun, 59 years old, was elected Chairman of the Board and Chief Executive Officer of the Corporation effective
                              February 1, 1996, and was also elected President effective
    [PICTURE]                 October 19, 1996. He was previously affiliated with the
                              management consulting firm McKinsey & Company, Inc., which he served as a Director from June 1976 until January 1996.
                              Mr. Balloun is a director of Radiant Systems, Inc. and
                              Wachovia Corporation. Mr. Balloun is Chairman of the
                              Executive Committee of the Board.

                              JOHN L. CLENDENIN                                   Director
                              since 1996

                              Mr. Clendenin, 63 years old, has served as Chairman of the
                              Board of BellSouth Corporation since 1984 and also served as
                              President and Chief Executive Officer from 1983 until
                              December 1996. He is a director of Coca-Cola Enterprises
                              Inc., Equifax Inc., The Home Depot, Inc., The Kroger
    [PICTURE]                 Company, RJR Nabisco Holdings Corp., Springs Industries,
                              Inc., and Wachovia Corporation. Mr. Clendenin previously
                              served as a director of the Corporation from 1984 until
                              1995. Mr. Clendenin is Chairman of the Executive Resource
                              and Compensation Committee and a member of the Executive and the Corporate Governance and Nominating Committees of the
                              Board.

                              THOMAS C. GALLAGHER                               Director
                              since 1997

                              Mr. Gallagher, 49 years old, has served since 1990 as
                              President and Chief Operating Officer of Genuine Parts
                              Company. He also serves as Chairman and Chief Executive
                              Officer of S. P. Richards Company, a wholly-owned subsidiary
    [PICTURE]                 of Genuine Parts Company. He has been employed by Genuine
                              Parts Company since 1970 and has served as an executive
                              officer of the company since 1988. He is a director of
                              Genuine Parts Company and Oxford Industries, Inc. Mr.
                              Gallagher is a member of the Audit and the Executive
                              Resource and Compensation Committees of the Board.

                              ROBERT M. HOLDER, JR.                               Director
                              since 1974

                              Mr. Holder, 67 years old, has served since April 1997 as
                              Chairman of the Board of The RMH Group. He was Chairman of
                              the Board of Holder Corporation, a real estate development
    [PICTURE]                 and construction firm he founded, from 1960 through March
                              1997. He also served as its Chief Executive Officer from
                              1960 until April 1994. He is a director of Wachovia
                              Corporation. Mr. Holder is Chairman of the Audit Committee
                              and a member of the Executive and the Corporate Governance and Nominating Committees of the Board.

                              JAMES C. KENNEDY                                    Director
                              since 1993

                              Mr. Kennedy, 49 years old, has served since January 1988 as
                              Chairman and Chief Executive Officer of Cox Enterprises,
      [PICTURE]               Inc., a company engaged in publishing, broadcasting, and
                              automobile auction businesses. He has been employed by Cox
                              Enterprises since 1972 and has served as an officer of the company since 1986. He is a director of Cox Communications,
                              Inc. and Cox Radio, Inc. Mr. Kennedy is a member of the
                              Executive Resource and Compensation and the Corporate
                              Governance and Nominating Committees of the Board.

                              DAVID LEVY                                          Director
                              since 1984

                              Mr. Levy, 60 years old, is Executive Vice President,
                              Administration and Counsel of the Corporation. He served the
      [PICTURE]               Corporation as Senior Vice President, Secretary and Counsel
                              from 1982 through September 1992. He has served as an
                              officer of the Corporation since 1973. Mr. Levy is a member of the Executive Committee of the Board.

                              BERNARD MARCUS                                      Director
                              since 1990

                              Mr. Marcus, 68 years old, is one of the co-founders of The
                              Home Depot, Inc. He has served as its Chairman of the Board since 1978 and also served as Chief Executive Officer from
      [PICTURE]               1978 until May 1997. Mr. Marcus was Chairman of the Board
                              and President of Handy Dan Home Improvement Centers, Inc.
                              from 1972 to 1978. He is a member of the Audit, the
                              Executive, and the Executive Resource and Compensation
                              Committees of the Board.

                              JOHN G. MEDLIN, JR.                                 Director
                              since 1988

                              Mr. Medlin, 63 years old, has served as Chairman of the
                              Board of Wachovia Corporation since 1985 and also served as its Chief Executive Officer from 1977 through 1993. He
                              joined Wachovia Bank and Trust Company in 1959 and has
                              served as an officer of the Bank and affiliated companies
                              since 1962. He is a director of BellSouth Corporation,
      [PICTURE]               Burlington Industries, Inc., Media General, Inc., Nabisco
                              Holdings Corp., RJR Nabisco Holdings Corp., and USAirways
                              Group, Inc. Mr. Medlin is Chairman of the Corporate
                              Governance and Nominating Committee and a member of the
                              Executive and the Executive Resource and Compensation
                              Committees of the Board.

                              SAM NUNN                                            Director
                              since 1997

                              Mr. Nunn, 59 years old, has been a partner in the Atlanta
                              law firm King & Spalding since January 1997. Previously, he
      [PICTURE]               served in the U.S. Senate for four terms starting in 1972.
                              Mr. Nunn is a director of The Coca-Cola Company, General
                              Electric Company, Scientific-Atlanta, Inc., Texaco, Inc. and
                              Total System Services, Inc. He is a member of the Audit and the Corporate Governance and Nominating Committees of the
                              Board.

                              HERMAN J. RUSSELL                                   Director
                              since 1996

                              Mr. Russell, 66 years old, has served since 1959 as Chairman of the Board of H.J. Russell & Company, which is engaged in construction, client services, and property management
    [PICTURE]                 businesses. He also served as Chief Executive Officer from
                              1959 until November 1996. Mr. Russell also serves as a
                              director of Wachovia Corporation. He is a member of the
                              Audit and the Corporate Governance and Nominating Committees
                              of the Board.

                              BETTY L. SIEGEL                                     Director
                              since 1988

                              Dr. Siegel, 66 years old, has served as President of
                              Kennesaw State University since 1981. She previously served as Dean of the School of Education and Psychology and
    [PICTURE]                 Professor of Psychology at Western Carolina University from
                              1976 to 1981 and served as Dean of Academic Affairs for
                              Continuing Education at the University of Florida from 1972 to 1976. She is a director of AGL Resources Inc. and Equifax
                              Inc. Dr. Siegel is a member of the Audit and the Executive
                              Resource and Compensation Committees of the Board.

                              BARRIE A. WIGMORE                                   Director
                              since 1997

                              Mr. Wigmore, 56 years old, is a limited partner of Goldman
                              Sachs Group, LP, an investment banking firm. He joined
    [PICTURE]                 Goldman Sachs in 1970, became a general partner in 1978, and retired in 1988 as a limited partner. He is a director of
                              Potash Corporation of Saskatchewan. Mr. Wigmore is a member of the Audit and the Executive Resource and Compensation
                              Committees of the Board.

COMPENSATION OF DIRECTORS

     During the fiscal year ended August 31, 1997, each director who was not an employee of the Corporation received an annual director fee of $40,000 and an additional annual fee of $5,000 for serving as chairman of a committee, payable quarterly in each case. Under the Nonemployee Director Deferred Stock Unit Plan, each director was paid one-fourth of the annual fee, and may elect to receive additional portions of the annual fee and the chairman fee, in deferred stock units under the Plan. The value and return on deferred stock units is equivalent to the value and return on NSI stock. The director's account is generally payable on or after retirement; there is no other retirement plan for directors. The Plan was amended, effective December 1, 1997, to provide for one-half of the annual fee to be payable in deferred stock units and to provide for a one-time grant of 1,000 deferred stock units to existing non-employee directors and to new non-employee directors upon their election and an annual grant of 350 deferred stock units to each non-employee director. The Corporation's compensation consultant advised the Corporation that the additional grants bring the total director pay package approximately to the competitive median.

     Under the Directors' Deferred Compensation Plan of the Corporation, directors may defer payment of all or any part of their cash fees for a period generally ending on or after retirement.

     Pursuant to the National Service Industries, Inc. 1992 Nonemployee Directors' Stock Option Plan, each non-employee director received on September 18, 1996 a grant of a non-qualified option for the purchase of 1,000 shares of common stock at an exercise price of $36.125 per share, the fair market value on the grant date. Messrs. Clendenin and Nunn, who were not then serving on the Board and did not receive that September 18 grant, were granted on March 17, 1997 a non-qualified option for the purchase of 1,000 shares of common stock at an exercise price of $38.75 per share, the fair market value on that grant date. Each option grant is exercisable after one year and remains exercisable for a period of ten years from the grant date.

     Directors may participate in the Corporation's Matching Gift Program. Under this program, the Corporation will match charitable contributions up to a total of $5,000 per individual per year.

     For information on compensation of directors who also served as executive officers during the fiscal year, see "Executive Compensation" below.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Mr. Nunn is a partner in the law firm King & Spalding, which the Corporation engages for certain legal services, and Mr. Wigmore is a limited partner in the investment banking firm Goldman Sachs Group, LP, which the Corporation engages for certain financial services. The Corporation also has transactions in the ordinary course of business with unaffiliated corporations and institutions of which certain non-employee directors of the Corporation are officers or directors, including BellSouth Corporation, Cox Enterprises, Inc., Genuine Parts Company, The RMH Group, The Home Depot, Inc., Kennesaw State University, H. J. Russell & Company, and Wachovia Corporation. The Corporation considers the amounts involved in such services and transactions to be immaterial in relationship to its business and believes that such amounts are not material in relationship to the business of these organizations or individuals. Management believes that the terms on which business is conducted with these organizations are no less favorable than those available from other organizations.

OTHER INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

     The Board of Directors has delegated certain functions to the following standing committees:

          The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-laws and to fill vacancies among its membership and except as restricted by the Delaware General Corporation Law. The Committee is comprised of James S. Balloun, Chairman, John L. Clendenin, Robert M. Holder, Jr., David Levy, Bernard Marcus, and John G. Medlin, Jr. It held three meetings during the fiscal year.

          The Audit Committee's responsibilities include: reviewing the scope and results of audits performed by the independent and internal auditors; reviewing recommendations by the independent and internal auditors relating to internal controls; and recommending to the Board the independent auditing firm to be retained by the Corporation. The Committee is comprised of Robert M. Holder, Jr., Chairman, Thomas C. Gallagher, Bernard Marcus, Sam Nunn, Herman J. Russell, Betty L. Siegel and Barrie A. Wigmore. It held two meetings during the fiscal year.

          The Executive Resource and Compensation Committee is responsible for certain matters relating to the compensation of the officers of the Corporation, as set forth in the Committee's report below. The Committee is comprised of John L. Clendenin, Chairman, Thomas C. Gallagher, James C. Kennedy, Bernard Marcus, John G. Medlin, Jr., Betty L. Siegel, and Barrie
     A. Wigmore. It held two meetings during the fiscal year.

          The Corporate Governance and Nominating Committee is responsible for reviewing matters pertaining to the composition, organization and practices of the Board of Directors, including a periodic evaluation of the Board in meeting its corporate governance responsibilities, and for recommending to the full Board a slate of directors for consideration by the shareholders at the annual meeting and candidates to fill any vacancies on the Board. The Committee is comprised of John G. Medlin, Jr., Chairman, John L. Clendenin, Robert M. Holder, Jr., James C. Kennedy, Sam Nunn, and Herman J. Russell. It held two meetings during the fiscal year.

     During the fiscal year ended August 31, 1997, the Board of Directors met five times. All of the directors attended at least 75% of the total meetings held by the Board and their respective committees during the fiscal year except Mr. Kennedy.

     The Corporate Governance and Nominating Committee will consider nominee recommendations from stockholders made in writing and addressed to the attention of Chairman of the Corporate Governance and Nominating Committee, c/o Kenyon W. Murphy, Vice President, Secretary and Associate Counsel, National Service Industries, Inc., P.O. Box 7158, Midtown Station, Atlanta, Georgia 30357-0158. Stockholders making nominee recommendations to the Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained below under "Annual Meeting in January 1999 -- Stockholder Proposals."

BENEFICIAL OWNERSHIP OF THE CORPORATION'S SECURITIES

     The table below sets forth information concerning beneficial ownership of the Corporation's common stock, as of September 1, 1997 unless otherwise indicated, by each of the directors and nominees for director, by each of the executive officers named in the Summary Compensation Table on page 10, and by all directors and executive officers of the Corporation as a group. The Corporation knows of no beneficial owner of more than five percent of the Corporation's stock.

     Beginning in September 1996, the executive officers of the Corporation became subject to voluntary stock ownership guidelines, expressed as a specified multiple of salary. Compliance with the guidelines will be expected by August 31, 2001, and the Executive Resource and Nominating Committee has indicated that progress toward meeting the guidelines will be taken into account when grants and awards are made under the Long-Term Achievement Incentive Plan.

                                                                 SHARES OF
                                                               COMMON STOCK
                                                               BENEFICIALLY
NAME                                                          OWNED(1)(2)(3)
----                                                          ---------------
James S. Balloun............................................      196,250
John L. Clendenin...........................................        3,300
Thomas C. Gallagher.........................................        1,000(4)
Brock A. Hattox.............................................       12,323
Robert M. Holder, Jr........................................       11,330
Don W. Hubble...............................................       53,450(4)
James C. Kennedy............................................        5,000
David Levy..................................................      105,418(5)
Bernard Marcus..............................................        7,000
John G. Medlin, Jr..........................................        6,000
Sam Nunn....................................................          500(4)
Herman J. Russell...........................................        2,000
Stewart A. Searle III.......................................        5,250
Betty L. Siegel.............................................        5,589
Barrie A. Wigmore...........................................       10,000
Current directors and executive officers as a group.........      370,956(2)(5)

---------------
(1) The percentage of shares owned by each individual and by directors and executive officers as a group does not exceed one percent of the Corporation's common stock. Each beneficial owner has sole voting and investment power with respect to all shares shown, except as otherwise indicated and except that shares shown for Messrs. Gallagher and Wigmore are jointly held with their respective spouses.
(2) Includes shares that may be acquired within 60 days after the ownership date reflected, upon exercise of employee and director stock options. Options are included for the following individuals: Mr. Balloun, 181,250 shares; Mr. Hattox, 10,000 shares; Mr. Hubble, 43,571 shares; Mr. Levy (including options held by a family partnership of which he is the general partner), 78,078 shares; Mr. Searle, 4,250 shares; Mr. Clendenin, 2,000 shares; Mr. Kennedy, 4,000 shares; Mr. Russell, 1,000 shares; Messrs. Holder, Marcus, and Medlin and Dr. Siegel, 5,000 shares each; and all current directors and executive officers as a group, 300,578 shares.
(3) In addition to the share ownership indicated, as of September 1, 1997, the accounts of the following non-employee directors of the Corporation were credited with deferred stock units (each unit equivalent to one share of stock): Mr. Clendenin, 255 units; Mr. Holder, 387 units; Mr. Kennedy, 1,036 units; Mr. Medlin, 387 units; Mr. Marcus, 1,351 units; Mr. Nunn, 634 units; Mr. Russell, 1,351 units; Dr. Siegel, 658 units; and Mr. Wigmore, 179 units.
(4) Share ownership is shown for Mr. Hubble as of October 31, 1996, a date shortly following his termination of employment. Share ownership is shown for Mr. Gallagher as of September 23, 1997, and for Mr. Nunn as of October 31, 1997.
(5) Includes 49 shares held by Mr. Levy's spouse.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and officers to file reports of ownership and changes in ownership of the Corporation's stock with the Securities and Exchange Commission, the New York Stock Exchange, and the Corporation. Based on a review of the forms received by the Corporation during or with respect to the fiscal year ended August 31, 1997, and written representations from certain reporting persons that no Form 5 reports were required for those persons, the Corporation believes that all required Section 16(a) filings were made on a timely basis.

                             EXECUTIVE COMPENSATION

REPORT OF THE EXECUTIVE RESOURCE AND COMPENSATION COMMITTEE

     The Executive Resource and Compensation Committee of the Board of Directors is composed entirely of non-employee directors. The Committee is responsible for approving the salary payable to the Chairman of the Board, President, and Chief Executive Officer, subject to ratification by the full Board, for setting the salary payable to each of the other executive officers of the Corporation, and for administering the Management Compensation and Incentive Plan (the "Incentive Plan"), subject to ratification of certain matters thereunder by the full Board. The Committee had authority to grant awards under the Long-Term Incentive Program (the "Long-Term Program") and now has that authority under the Long-Term Achievement Incentive Plan (the "Long-Term Plan"). The Committee reviews and makes recommendations to the Board with respect to any proposed awards to executive officers under any other compensation plan, benefit plan, or perquisite.

     Following below is a discussion of the compensation policies applicable to the Corporation's executive officers, the executive officers' compensation program for the last fiscal year, and the Chief Executive Officer's compensation for the last fiscal year.

  Compensation Policies for Executive Officers

     The Corporation's compensation program is designed to attract, retain, motivate, and reward qualified executives, with a linkage between the level of an individual's compensation and the performance of the individual and the Corporation. For the 1997 fiscal year, the principal compensation components were base salary, bonus awards under the Incentive Plan, stock options granted under the Long-Term Program, and aspiration awards (described below) granted under the Long-Term Plan. Bonus awards, stock options, and aspiration awards are generally granted on an annual basis. Salary adjustments are made annually as merited or on promotion to a position of increased responsibilities.

     The Committee reviews the compensation of each executive officer utilizing competitive compensation information prepared by an independent compensation consultant and a performance review and recommendation by the Chief Executive Officer for each other executive officer. The competitive compensation information utilized by the Committee is for positions of comparable responsibilities with comparably sized diversified companies, which are representative of the companies with whom the Corporation competes for executive talent. These companies are not necessarily the same as those included in the peer index in the performance graph in this proxy statement.

     To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Corporation and to the executives of various payments and benefits. Based on compensation arrangements currently in place, the Committee does not reasonably anticipate that any executive officer's fiscal 1997 or 1998 compensation will be subject to the $1 million deductibility limitation of
Section 162(m) of the Internal Revenue Code. The Committee intends to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of the Corporation and its stockholders.

     In conjunction with the Long-Term Plan, the Committee adopted voluntary stock ownership guidelines for executive officers and other participants in order to further align their interests with those of other shareholders. It is expected that each participant will meet the ownership guidelines, established in each case as a specified multiple of salary, no later than August 31, 2001. Progress toward meeting the guidelines will be taken into account when grants and awards are made under the Plan.

  Executive Officers' 1997 Compensation

     The salary for fiscal 1997 of each executive officer (other than the Chief Executive Officer, discussed below) was based on competitive compensation data, at the 50th or 75th percentile level, taking into account the executive's performance, experience, abilities, and expected future contribution.

     Bonuses for fiscal 1997 under the Incentive Plan were intended to provide competitive total cash compensation at the 50th to 75th percentile level, subject to achievement of the Corporation's and the individual's target performance objectives as described below. A bonus fund, stated as a percentage of gross salary, was determined for each executive officer based on the per-share earnings objective for the Corporation established by the Committee and ratified by the Board of Directors at the beginning of the fiscal year. The bonus fund increased or decreased in relationship to earnings per share, with no bonus fund for earnings below a threshold level. For fiscal 1997, the threshold level required the same level of earnings per share as was achieved in fiscal 1996. Based on the Corporation's earnings per share, the actual bonus fund for each individual represented 120.7% of the target bonus fund.

     The amount actually paid from each bonus fund under the Incentive Plan for fiscal 1997 was based on the level of achievement of two performance criteria in addition to the Corporation's earnings. The bonus amount was subject to reduction by up to 30% based on the Corporation's achievement of return on equity objectives and by up to 10% based on the individual's personal performance; no reductions were made. The corporate performance objectives were established by the Committee and ratified by the Board of Directors. The personal performance objectives of the executive officers were established by the Committee based on the recommendations of the Chief Executive Officer.

     The compensation of executive officers for fiscal 1997 was further linked with the Corporation's performance and to the increase in shareholder value through long-term awards -- stock options and aspiration awards granted under the Long-Term Program and the Long-Term Plan, respectively. Options provide compensation opportunities directly related to, and contingent upon, the long-term performance of the Corporation and to the increase in market value of its shares. Aspiration awards are long-term awards designed to more clearly and quantifiably relate reward opportunities with achievement of specific performance goals over a three year cycle; the performance measure is economic profit (adjusted after-tax profit minus a charge for capital). The level of aspiration awards payable at the conclusion of the cycle is expected to correlate closely with increases in stock price. Long-term awards to executive officers in fiscal 1997 were based on competitive long-term grants at approximately the 75th percentile level for target level performance and are designed to provide significantly higher compensation for significantly higher performance.

  Chief Executive Officer's 1997 Compensation

     Pursuant to Mr. Balloun's employment agreement with the Corporation (see "Employment Contracts, Severance Arrangements, and Other Agreements" in this proxy statement), in the 1997 fiscal year he received base salary, an incentive bonus opportunity, and stock options and an aspiration award under the Long-Term Plan. His total compensation was based on competitive and merit factors and in consideration of the particular leadership needs of the Corporation when he joined the Corporation. At the time Mr. Balloun was employed, the Committee was advised by an independent compensation consultant that the combined value of the annual salary, annual bonus opportunity, and projected annual stock option grant was somewhat above the competitive median, but within the range of chief executive pay levels for companies having the size and characteristics of the Corporation. The consultant concluded that, overall, the compensation arrangements for Mr. Balloun were reasonable and appropriate.

     The bonus paid to Mr. Balloun for fiscal 1997 was based on the Corporation's exceeding an earnings level specified by the Committee at the beginning of the fiscal year. Most of his compensation opportunity is provided through bonus, aspiration awards, and stock options and is therefore linked directly to performance on behalf of shareholders and to appreciation in the market price of the Corporation's stock.

                                          EXECUTIVE RESOURCE AND
                                          COMPENSATION COMMITTEE

                                          John L. Clendenin, Chairman
                                          James C. Kennedy
                                          Bernard Marcus
                                          John G. Medlin, Jr.
                                          Betty L. Siegel

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The directors serving on the Executive Resource and Compensation Committee of the Board of Directors during the fiscal year ended August 31, 1997 were, for the entire year, John G. Medlin, Jr., James C. Kennedy and Bernard Marcus, and for the portion of the year after January 8, 1997, John L. Clendenin and Betty
L. Siegel. None of these individuals are or have ever been officers or employees of the Corporation. During the 1997 fiscal year, no executive officer of the Corporation served as a director of any corporation which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the companies with which these individuals or the Corporation's other directors are affiliated.

PERFORMANCE GRAPH

     The following graph compares, for the five years ended August 31, 1997, the yearly percentage change in cumulative total shareholders' return on the Corporation's common stock with (a) the S&P 500 Stock Index and (b) the S&P Specialized Services Index (the industry group within the S&P 500 in which the Corporation is included). The graph assumes an initial investment of $100 at the closing price on August 31, 1992 and assumes all dividends were reinvested.

        Measurement Period                                                 S&P Specialized
      (Fiscal Year Covered)                NSI              S&P 500           Services
1992                                           100.00             100.00             100.00
1993                                           100.65             115.18              96.38
1994                                           121.59             121.45              96.19
1995                                           136.70             147.46             109.67
1996                                           185.28             175.06             128.76
1997                                           222.33             246.19             157.80

SUMMARY COMPENSATION TABLE

     The following table presents the cash compensation paid by the Corporation and its affiliates for the past three fiscal years, as well as compensation accrued for those years, to the individual who served as the Corporation's Chief Executive Officer during the 1997 fiscal year, the three other executive officers as of August 31, 1997, and Don W. Hubble, who served as an executive officer for approximately two months during the 1997 fiscal year (the five officers referred to herein as the "named executive officers").

                                                                                   LONG TERM COMPENSATION
                                                                             -----------------------------------
                                                 ANNUAL COMPENSATION                  AWARDS             PAYOUTS
                                           -------------------------------   -------------------------   -------
                                                                   OTHER
                                                                  ANNUAL     RESTRICTED    SECURITIES              ALL OTHER
                                                                  COMPEN-      STOCK       UNDERLYING     LTIP      COMPEN-
                                  FISCAL    SALARY     BONUS      SATION      AWARD(S)    OPTIONS/SARS   PAYOUTS    SATION
  NAME AND PRINCIPAL POSITION      YEAR      ($)        ($)       ($)(1)        ($)          (#)(2)        ($)      ($)(3)
--------------------------------  ------   --------   --------   ---------   ----------   ------------   -------   ---------
James S. Balloun(4).............  1997      750,000    750,000     4,800         0           45,000         0         2,500
  Chairman of the Board,          1996      750,000    750,000     3,200         0          250,000         0             0
  President and Chief Executive
  Officer                         1995           --         --        --        --               --        --            --
Don W. Hubble(5)................  1997       66,667          0       800         0                0         0       552,750
  President and Chief Operating   1996      379,167    116,556     5,300         0           25,000         0         6,000
  Officer                         1995      325,000    200,233     5,300         0           25,000         0         5,500
Brock A. Hattox(6)..............  1997      347,144    192,836   112,994         0           40,000         0         1,000
  Executive Vice President        1996           --         --        --        --               --        --            --
  and Chief Financial             1995           --         --        --        --               --        --            --
  Officer
David Levy......................  1997      342,500    186,046     4,800         0           20,000         0         1,000
  Executive Vice President,       1996      326,250    100,289     5,300         0           20,000         0         6,000
  Administrative and Counsel      1995      314,167    193,558     5,300         0           20,000         0         5,500
Stewart A. Searle III...........  1997      212,500    115,430     4,800         0           12,000         0             0
  Senior Vice President,          1996       50,000     15,000     1,000         0            5,000         0             0
  Planning and Development        1995           --         --        --        --               --        --            --

---------------

(1) Each amount shown includes an automobile allowance of $400 per month. The amount shown for Mr. Hattox also includes $108,314 for reimbursement of relocation expenses and related costs.
(2) No stock appreciation rights were granted during this period.
(3) The amounts shown for 1997 include a matching contribution on 401(k) deferrals in the amount of $1,000 each for Messrs. Hattox and Levy, and a matching contribution on other deferred compensation in the amount of $2,500 for Mr. Balloun and $5,000 for Mr. Hubble. Of the amount shown for Mr. Hubble in 1997, $500,000 represents payments under his severance agreement.
(4) Mr. Balloun was elected President effective October 19, 1996.
(5) Mr. Hubble resigned effective October 18, 1996.
(6) Mr. Hattox was elected Executive Vice President and Chief Financial Officer on September 18, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning stock options which were granted to the named executive officers during the fiscal year ended August 31, 1997, as disclosed in the Summary Compensation Table above. The Corporation did not award any stock appreciation rights or reprice any stock options during the year.

                                                        PERCENT OF
                                           NUMBER OF       TOTAL
                                           SECURITIES    OPTIONS/
                                           UNDERLYING      SARS
                                            OPTIONS/    GRANTED TO    EXERCISE                   GRANT
                                              SARS       EMPLOYEES    OR BASE                     DATE
                                            GRANTED      IN FISCAL     PRICE     EXPIRATION     PRESENT
                  NAME                       (#)(1)        YEAR        ($/SH)       DATE      VALUE ($)(2)
                  ----                     ----------   -----------   --------   ----------   ------------
James S. Balloun.........................    45,000        14.5%       38.00       9/16/06      435,870
Don W. Hubble............................         0         0.0%          --            --           --
Brock A. Hattox..........................    40,000        12.8%       38.00     9/8-16/06      387,400
David Levy...............................    20,000         6.4%       38.00       9/16/06      193,720
Stewart A. Searle III....................    12,000         3.9%       38.00       9/16/06      116,232

---------------

(1) Options have a ten-year term, subject to earlier termination upon certain events related to termination of employment, and vest in four equal annual installments beginning on the first anniversary of the grant date. The Executive Resource and Compensation Committee has discretion, subject to limitations in the Long-Term Incentive Program, to modify the terms of outstanding options and to reprice the options.
(2) The amounts shown were calculated using a Black-Scholes option pricing model. The estimated values assume a risk-free rate of return of 6.73%, a dividend yield of 3.35%, an option term of ten years, and stock price volatility having a standard deviation of .1680. The option values were not discounted to reflect the vesting period of the options or to reflect any exercise or lapse of the options prior to the end of the ten year option period. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table contains information concerning the exercise of stock options by the named executive officers during the 1997 fiscal year and the aggregate value of unexercised stock options held by the named executive officers as of August 31, 1997. No stock appreciation rights are held by any named executive officer.

                                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                                                       UNDERLYING UNEXERCISED        THE-MONEY OPTIONS/SARS
                                      SHARES                         OPTIONS/SARS AT FY-END (#)         AT FY-END ($)(2)
                                     ACQUIRED          VALUE        ----------------------------   ---------------------------
              NAME                ON EXERCISE(#)   REALIZED($)(1)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                --------------   --------------   -----------    -------------   -----------   -------------
James S. Balloun................              --               --       170,000       125,000       1,854,700      1,363,750
Don W. Hubble...................          71,941          957,751         8,815             0         173,391              0
Brock A. Hattox.................              --               --             0        40,000               0        250,000
David Levy......................              --               --        59,328        48,750         944,502        776,100
Stewart A. Searle...............              --               --         1,250        15,750           7,175         90,405

---------------

(1) The amount shown represents the aggregate excess of market value at the time of exercise (using the closing price on the New York Stock Exchange on the date of exercise) over the exercise price of the options.
(2) The amounts shown represent the aggregate excess of market value of shares under option as of August 31, 1997 over the exercise price of the options.

EMPLOYMENT CONTRACTS, SEVERANCE ARRANGEMENTS, AND OTHER AGREEMENTS

     The Corporation's February 1, 1996 employment agreement with Mr. Balloun sets forth his compensation arrangements for the period expiring August 31, 1998. For each fiscal year covered, the agreement provides for a base salary of at least $750,000 and a potential incentive bonus of $750,000, subject to achievement of performance objectives. The agreement also provided for the initial grant of stock options for 250,000 shares and provides for ongoing annual option grants at competitive levels and for participation in other benefit plans generally available to other executive officers. Pursuant to the agreement, an amendment to the Supplemental Retirement Plan for Executives ("SERP") grants Mr. Balloun two years of credited service under the SERP for each year of actual credited service and provides that he will be vested in his SERP benefit after completing five years of employment.

     The employment agreement with Mr. Balloun provides for a lump sum severance payment of $4.5 million, less the aggregate base salary and annual incentive bonus paid during his employment, in the event his employment is terminated on or before August 31, 1998, and for a lump sum severance payment of $1.5 million in the event his employment is terminated after that date. These provisions do not apply in the event of voluntary termination, termination upon death or disability, or termination for cause (as each such term is defined in the agreement). In the event of termination in connection with a Change in Control which would entitle Mr. Balloun to benefits under his Severance Protection Agreement (described below), he would receive the greater of the benefits under the Severance Protection Agreement or the severance benefits set forth in his employment agreement.

     The Corporation's August 26, 1996 employment agreement with Mr. Hattox sets forth his compensation arrangements for the 1997 fiscal year, as reflected in this proxy statement. Pursuant to the agreement, he will be credited with service under the SERP for each year of actual service (from September 18, 1996 instead of January 1, 1998), vested in his SERP benefit after five years, and eligible for early retirement at age 60. The agreement provides that in the event his employment is terminated by the Corporation on or before August 31, 1999, (a) he will receive a severance payment, in 24 semi-monthly installments, equal to his then-current salary and his bonus for the preceding year and a pro rata bonus for the year of termination and (b) his outstanding stock options will be vested and will be exercisable for two years following termination. These provisions do not apply in the event of voluntary termination, termination upon death or disability or for cause (as defined in the agreement), or termination in connection with a Change in Control, discussed below.

     Under the Corporation's July 22, 1996 letter agreement with Mr. Hubble regarding his termination of employment with the Corporation, he received severance pay, in the amount of $50,000 per month, for twelve months, all stock options previously granted to him were vested and remain exercisable through October 31, 1998, and he was granted four additional years of credited service under the SERP.

     The Corporation has Severance Protection Agreements (the "Agreements") with Messrs. Balloun, Hattox, Levy, and Searle. The Board intends for the Agreements(which are similar) to provide them some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of the Corporation and its stockholders.

     The Agreement for Mr. Balloun is effective until his 65th birthday. The Agreements for Messrs. Levy, Hattox, and Searle are effective for a term of two years, which is automatically extended for one year at the end of each year unless terminated by either party. However, the term of the Agreements will not expire during a "Threatened Change in Control Period" (as defined in the Agreements) or prior to the expiration of 24 months following a "Change in Control" (as described below). If the employment of the officer is terminated within 24 months following a Change in Control or in certain other instances in connection with a Change in Control (1) by the Corporation other than for "Cause" or "Disability" or (2) by the officer for "Good Reason" (as each term is defined in the Agreements) or during the 60-day period commencing on the first anniversary of the occurrence of a Change in Control, the officer will be entitled to receive (a) a pro rata bonus for the year of termination, (b) a lump sum cash payment equal to two times the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a Change in Control), subject to certain adjustments, (c) continuation of life insurance, disability, medical, dental, and hospitalization benefits for a period of up to 24 months, and (d) a lump sum cash payment reflecting certain retirement benefits he would have been entitled to receive had he remained employed by the Corporation for an additional two years and a reduced requirement for early retirement benefits. Additionally, all restrictions on any outstanding incentive awards will lapse and become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the Corporation will be required to purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

     The Agreements provide that the Corporation shall make an additional "gross-up payment" to each officer to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to him arising out of or in connection with his employment. In addition, the Corporation will pay all legal fees and related expenses incurred by the officer arising out of his employment or termination of employment if, in general, the circumstances for which he has retained legal counsel occurred on or after a Change in Control.

     Assuming a Change in Control had occurred on October 1, 1997 and their employment had terminated on that date, the approximate cash payments that would have been made under the Agreements (not including the gross-up payments) would have been $7,554,220, $1,452,345, $3,035,087, and $830,442 for Messrs. Balloun,
Hattox, Levy, and Searle, respectively. The amount of the gross-up payment, if any, to be paid may be substantial and will depend upon numerous factors, including the price per share of common stock of the Corporation and the extent, if any, that payments or benefits made to the officers constitute "excess parachute payments" within the meaning of Section 280G of the Code.

     A "Change in Control" includes (1) the acquisition (other than from the Corporation) by any "person" (as that term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) other than a trustee of an employee benefit plan maintained by the Corporation or certain related entities of beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, (2) a change in more than one-third of the members of the Board who were either members as of September 21, 1989 or were nominated or elected by a vote of two-thirds of those members or members so approved, or (3) approval by stockholders of the Corporation of (i) a merger or consolidation involving the Corporation if the stockholders of the Corporation immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the Corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

     Letter agreements issued to Messrs. Balloun, Hattox, Levy, and Searle in conjunction with the Agreements provide that in the event of a Change in Control, each such officer shall receive an annual cash bonus for that fiscal year at least equal to the annual cash bonus paid to him in the prior fiscal year if he remains in the employ of the Corporation for the full fiscal year. The letter agreement with Mr. Balloun will expire on his 65th birthday. Each other letter agreement has an initial term of 48 months and is subject to an automatic one-year extension after each year unless terminated by the Corporation, but in no event will the term expire following a Change in Control until the Corporation's obligations as set forth therein have been satisfied.

PENSION AND SUPPLEMENTAL RETIREMENT BENEFITS

     The combined benefit under the Corporation's qualified defined benefit retirement plan ("Pension Plan") and non-qualified supplemental retirement plan for executives ("SERP"), as amended, is 45% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding the individual's retirement), less 50% of the individual's primary social security benefit, and less the actuarial equivalent of the participant's account in the 401(k) plan for corporate employees, assuming an annual contribution of 4% of the individual's annual compensation over $15,000 (subject to applicable limitations on eligible compensation), any applicable matching contribution, and earnings on those amounts at 8% per annum.

     The following table shows the estimated aggregate annual benefits payable to a covered participant at normal retirement age under the Pension Plan and SERP, without the reduction under the SERP for the actuarial equivalent of 401(k) plan benefits (approximately $5,897 for Mr. Balloun, $28,363 for Mr. Hattox, $7,789 for Mr. Levy, and $40,273 for Mr. Searle):

                                                                YEARS OF SERVICE
                                              ----------------------------------------------------
                REMUNERATION                     15         20         25         30         35
                ------------                  --------   --------   --------   --------   --------
$  300,000..................................  $ 95,600   $127,500   $127,500   $127,500   $127,500
   400,000..................................   129,400    172,500    172,500    172,500    172,500
   500,000..................................   163,100    217,500    217,500    217,500    217,500
   600,000..................................   196,900    262,500    262,500    262,500    262,500
   700,000..................................   230,600    307,500    307,500    307,500    307,500
   800,000..................................   264,400    352,500    352,500    352,500    352,500
   900,000..................................   298,100    397,500    397,500    397,500    397,500
 1,000,000..................................   331,900    442,500    442,500    442,500    442,500
 1,200,000..................................   399,400    532,500    532,500    532,500    532,500
 1,400,000..................................   466,900    622,500    622,500    622,500    622,500
 1,600,000..................................   534,400    712,500    712,500    712,500    712,500
 1,800,000..................................   601,900    802,500    802,500    802,500    802,500

     The remuneration specified in the table above consists of salary and annual incentive bonus. Benefits shown above are based on payment of a single life annuity with 10 years certain. Equivalent payment options are offered.

     The salary and bonus currently covered by the Pension Plan and the SERP for each of the named executive officers substantially correspond to the amounts disclosed in the Summary Compensation Table. The years of credited service for each of the following named executive officers as of August 31, 1997 were: Mr. Balloun, 2 years (4 years under the SERP); Mr. Hattox, 1 year; Mr. Levy, 22 years; and Mr. Searle, 1 year.

     At the time of his termination of employment, Mr. Hubble was entitled to accrued annual retirement benefits under the Pension Plan and SERP payable at age 65 (or the actuarial equivalent under alternate payment options) in the amount of $194,436.

           ITEM NO. 2 -- APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

     On September 23, 1997, subject to approval of the Corporation's stockholders, the Board of Directors adopted the National Service Industries, Inc. Employee Stock Purchase Plan (the "Plan"). Approval of the Plan requires the affirmative vote of a majority of the shares of the Corporation's outstanding common stock present, in person or by proxy, and entitled to vote at the Annual Meeting. The principal provisions of the Employee Stock Purchase Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit A.

PURPOSE OF THE PLAN

     The purpose of the Employee Stock Purchase Plan is to provide eligible employees of the Corporation and its participating subsidiaries, who wish to become stockholders, an opportunity to purchase common stock of the Corporation at a fifteen percent discount. The Board of Directors believes that increased employee participation in ownership will be to the mutual benefit of both the employees and the Corporation.

ADMINISTRATION

     The Employee Stock Purchase Plan will be administered by an individual or committee (which may be a committee of the Board) (the "Administrator"), appointed by the Board of Directors. Subject to the Plan's terms and conditions, the Administrator will have full and discretionary authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations. The Administrator's interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of participants under the Plan will be final and conclusive. Statements will be issued to participants after each Plan Period (as hereinafter defined).

SHARES SUBJECT TO THE PLAN

     1,500,000 shares of the Corporation's common stock ("Shares") are reserved for purchase under the Plan. That number will be appropriately adjusted to reflect any increase or decrease in the number of issued Shares resulting from a recapitalization, reclassification, stock split-up, stock dividend, combination of shares, or other transaction having a similar effect.

ELIGIBILITY FOR PARTICIPATION IN THE PLAN

     Each employee of the Corporation or its participating subsidiaries who has completed six months of Continuous Service (as defined in the Plan) will be eligible to participate in the Employee Stock Purchase Plan, except (a) any employee whose customary employment is for twenty hours or less per week, (b) any employee whose customary employment is for not more than five months in any calendar year, (c) any employee who owns five percent or more of the total combined voting power or value of all classes of stock of the Corporation or any subsidiary, and (d) any employee subject to the laws of a country which would prohibit the employee's participation in the Plan. Employees who are covered by a collective bargaining agreement cannot participate if the representative for such collectively bargained employee elects for such group of employees not to participate in the Plan.

     An eligible employee may elect to participate in the Plan by filing an enrollment agreement with the Administrator at such time in advance and in such manner as prescribed by the Administrator. The enrollment agreement will be a written form prescribed by the Administrator or such equivalent as may be permitted through telephone or other electronic arrangements established by the Administrator. The effective date of such employee's participation will be the first business day of the calendar quarter (beginning each January 1, April 1, July 1 and October 1) (the "Plan Period") next following the date on which the Administrator receives from the eligible employee a properly filed enrollment agreement. On the first business day of each Plan Period, each participant will be granted the right to purchase Shares. If the Plan is approved, the first effective date of participation will be April 1, 1998. Participation in the Plan will continue automatically from one Plan Period to another unless the employee files a notice of withdrawal with the Administrator at such time in advance as the Administrator may specify, or the employee ceases to be eligible under the Plan.

SHARE PURCHASES UNDER THE PLAN

     Upon enrollment in the Plan, each participant must authorize payroll deductions for the purpose of funding his or her Share purchase account. A participant may elect to make contributions in an amount not less than $10.00 nor more than 10% of the gross amount of such employee's compensation (as defined in the Plan), subject to the limitation on the maximum number of Shares that may be purchased, as set forth below. The contribution rate elected by a participant will continue in effect until modified by the participant. However, any reduction or increase in a participant's payroll deduction rate will not take effect until the next Plan Period.

     As of the last business day of the Plan Period, Shares will be purchased for each participant with monies from the participant's Share purchase account. The purchase price (the "Purchase Price") per Share will be the sum of (a) eighty-five percent of the Fair Market Value (as defined in the Plan) of such Share on the first business day of the Plan Period or on the last business day of the Plan Period, whichever is lower, and (b) any fees or transfer, excise, or similar tax imposed on the transaction pursuant to which such Share is purchased.

     The Shares will be purchased for each participant on each purchase date, in whole and fractional shares, up to the full balance of his or her Share purchase account, at the Purchase Price described above, subject to the other limitations set forth in the Plan. In no event may a participant, during any calendar year, purchase Shares having an aggregate Fair Market Value, determined on the first day of each Plan Period during such calendar year, of more than $25,000.

SHARE OWNERSHIP; ISSUANCE OF CERTIFICATES

     All Shares purchased under the Plan will be delivered by the Corporation in a manner as determined by the Administrator in accordance with the Plan. Such method may include, but is not limited to, (a) issuing and delivering certificates for the number of Shares purchased for all participants to a member firm of both the New York Stock Exchange and the National Association of Securities Dealers, which Shares will be maintained by it in separate accounts for each participant, or (b) issuing and delivering certificates for the number of Shares purchased for all participants to a bank or trust company, which Shares will be maintained in separate accounts for each participant. In addition, the Administrator may periodically issue and deliver to the participant a certificate for the number of whole Shares purchased for such participant.

     The Shares purchased by a participant will be deemed to have been acquired at the close of business on the last business day of the applicable Plan Period. Prior to that time, none of the rights or privileges of a stockholder of the Corporation will inure to the participant with respect to such Shares. After that time, each participant will have full shareholder rights with respect to all Shares held under the Plan, including, but not limited to, voting, dividend and liquidation rights. Unless provided otherwise, cash dividends paid on Shares issued under the Plan will be automatically reinvested. A participant will be permitted to obtain certificates for Shares credited to his or her account at any time by a written request for such certificates. Participants' rights under the Plan are nontransferable except pursuant to the laws of descent and distribution. The Corporation will promptly distribute stock certificates after the death, disability, retirement, or other termination of employment of a participant.

COSTS AND EXPENSES

     The Corporation will pay all expenses incurred in the administration of the Employee Stock Purchase Plan, other than any fees or transfer, excise, or similar taxes imposed on the transaction pursuant to which any Shares are purchased.

EFFECT OF CERTAIN TRANSACTIONS

     Subject to any required action by the stockholders, if the Corporation is the surviving or resulting corporation in any merger or consolidation, or if the Corporation is merged for the purpose of changing the jurisdiction of its incorporation, any offering of Shares under the Plan will apply to Shares of the Corporation or the survivor. However, in the event of a dissolution or liquidation of the Corporation, or a merger or consolidation in which the Corporation is not the resulting or surviving corporation, the Plan and any offering of Shares under the Plan will terminate upon the effective date of such dissolution, liquidation, merger, or consolidation, and the balance then standing to the credit of each participant in his or her Share purchase account will be returned.

AMENDMENT OR TERMINATION OF THE PLAN

     The Board of Directors may amend the Employee Stock Purchase Plan at any time unless the amendment will (i) materially impair the rights of any participant without his or her consent, or (ii) disqualify the Plan under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). However, to the extent legally required, no amendment will be effective unless approved by Stockholders. The Board may terminate the Employee Stock Purchase Plan at any time. Upon termination of the Plan, the balance, if any, then standing to the credit of each participant in his or her Share purchase account will be refunded to such participant.

FEDERAL INCOME TAX CONSEQUENCES

     The Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Under current law, the Corporation believes that the federal income tax consequences described below would generally result under the Plan.

     A participant will be taxed on amounts withheld for the purchase of Shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the Shares acquired, and the method of taxation will depend upon the holding period of the purchased Shares.

     If the participant disposes of Shares less than two years after the first day of a Plan Period with respect to which he or she purchased the Shares or less than one year after the purchase date (a "disqualifying disposition"), then at that time the participant will realize ordinary income in an amount equal to the Fair Market Value of the Shares on the date of purchase minus the Purchase Price of the Shares. Any further gain or loss will be a capital gain or loss, either short-term or long-term depending on the holding period. The Corporation may, in the future, be required to withhold income taxes relating to such ordinary income.

     If the shares are disposed of at least two years after the beginning of a Plan Period and at least one year after the purchase date, then at the time the participant disposes of the Shares, he or she will realize ordinary income in an amount equal to the lesser of (a) the Fair Market Value of the Shares at the time of such disposition minus the Purchase Price or (b) the Fair Market Value of the Shares as of the beginning of the

Plan Period minus the Purchase Price, calculated as if the shares were purchased on the first day of the Plan Period. Any further gain or loss will be taxed as a capital gain or loss, as the case may be. Any gain will be taxed at a maximum rate of 28% if the Shares are held more than one year, but not more than eighteen months, and at a maximum rate of 20% if they are held more than eighteen months.

     There are no federal income tax consequences to the Corporation by reason of the grant or exercise of rights under the Employee Stock Purchase Plan. If the participant disposes of shares in a disqualifying disposition, the Corporation is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of its tax reporting obligation).

     The foregoing provides only a general description of the application of federal income tax laws to the Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws.

     THE BOARD OF DIRECTORS BELIEVES IT IS IN THE BEST INTEREST OF THE CORPORATION FOR THE STOCKHOLDERS TO APPROVE THE NATIONAL SERVICE INDUSTRIES, INC. EMPLOYEE STOCK PURCHASE PLAN. THE BOARD THUS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITEM NO. 2.

               ITEM NO. 3 -- APPOINTMENT OF INDEPENDENT AUDITORS

     At the annual meeting, a proposal will be presented to ratify the appointment of Arthur Andersen LLP as independent auditors to examine the books of account and other corporate records of the Corporation for the fiscal year ending August 31, 1997. Arthur Andersen LLP has performed this function for the Corporation since 1964. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire, and are expected to be available to respond to questions of stockholders. The total amount of fees charged by Arthur Andersen LLP for their services during the fiscal year ended August 31, 1997, was $1,134,761, substantially all of which was for services provided in connection with annual audits, retirement plan audits, divestiture audits, and tax assistance.

                          ITEM NO. 4 -- OTHER MATTERS

     The Board of Directors knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

            ANNUAL MEETING IN JANUARY 1999 -- STOCKHOLDER PROPOSALS

     If a stockholder wishes to have a proposal considered for inclusion in the Corporation's proxy solicitation materials in connection with the annual meeting of stockholders to be held in January 1999, the proposal must comply with the Securities and Exchange Commission's proxy rules, be stated in writing, and be submitted on or before July 23, 1998, to the Corporation at its principal executive offices at P.O. Box 7158, Midtown Station, Atlanta, Georgia 30357-0158, Attention: Kenyon W. Murphy, Vice President, Secretary, and Associate Counsel. All such proposals should be sent by certified mail, return receipt requested.

     Excluding stockholder proposals filed in accordance with the proxy rules, a stockholder is required to comply with the Corporation's By-laws with respect to any proposal to be presented for action at an annual meeting of stockholders. The Corporation's By-laws require each proposal to be (i) written, (ii) delivered to, or mailed and received at, the principal executive office of the Corporation not less than 60 days nor more than 90 days prior to the date of the annual meeting, and (iii) accompanied by (A) a brief description of the proposal and the reasons therefor, (B) the name and address of the stockholder making the proposal and any other stockholders known by such stockholder to support such proposal, (C) the class and number of shares of the Corporation's capital stock beneficially owned by all such stockholders, and (D) any financial interest of such stockholder in the proposal. If notice or public disclosure of the date of the annual meeting occurs less than 70 days prior to the date of the annual meeting, stockholders must deliver to the Corporation, or mail and have received at the Corporation, the proposal and the required attendant information not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the annual meeting was mailed or
(ii) the day on which such public disclosure was made. Nothing in the By-laws requires the Corporation to include in its proxy statement and proxy for any annual meeting of stockholders any stockholder proposal which the Corporation is permitted to exclude pursuant to the rules of the Securities and Exchange Commission at the time such proposal is received.

     If a stockholder wishes to nominate a candidate for election as director at the annual meeting of stockholders to be held in January 1999, the stockholder must comply with the Corporation's By-laws with respect to director nominations. Written notice of the stockholder's intent to make such nomination must be given to the Secretary of the Corporation, at the principal executive offices of the Corporation, not later than October 9, 1998. The written notice shall set forth
(A) the name and address of the stockholder and each person whom the stockholder proposes to nominate as a director; (B) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (C) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (D) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (E) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The preceding two paragraphs are intended to summarize the applicable By-laws of the Corporation. These summaries are qualified in their entirety by reference to those By-laws.

     THE ANNUAL REPORT OF THE CORPORATION WHICH ACCOMPANIES THIS PROXY STATEMENT CONTAINS MUCH OF THE INFORMATION THAT IS IN THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE FORM 10-K REPORT WILL BE FURNISHED TO STOCKHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS FOR FORM 10-K REPORTS SHOULD BE SENT TO KENYON W. MURPHY, VICE PRESIDENT, SECRETARY, AND ASSOCIATE COUNSEL, NATIONAL SERVICE INDUSTRIES, INC., P.O. BOX 7158, MIDTOWN STATION, ATLANTA, GEORGIA 30357-0158.

                                          By order of the Board of Directors,

                                          KENYON W. MURPHY
                                          Vice President, Secretary, and
                                          Associate Counsel

                                                                       EXHIBIT A

                       NATIONAL SERVICE INDUSTRIES, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

                                   ARTICLE I

                                  INTRODUCTION

     1.1 STATEMENT OF PURPOSE. The purpose of the National Service Industries, Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its Subsidiaries, who wish to become stockholders, an opportunity to purchase Common Stock of the Company. The Board of Directors of the Company believes that employee participation in ownership will be to the mutual benefit of both the employees and the Company.

     1.2 INTERNAL REVENUE CODE CONSIDERATIONS. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE II

                              CERTAIN DEFINITIONS

     2.1 "ADMINISTRATOR" means the individual or committee (which may be a committee of the Board) appointed by the Board to administer the Plan, as provided in Section 6.5 hereof.

     2.2 "BOARD" means the Board of Directors of the Company.

     2.3 "CODE" means the Internal Revenue Code of 1986, as amended.

     2.4 "COMPANY" means National Service Industries, Inc., a Delaware corporation.

     2.5 "COMPENSATION" means the total remuneration paid, during the period of reference, to an Employee by the Company, including regular salary or wages, overtime payments, commissions and vacation pay, to which has been added (a) any elective deferral amounts by which the Employee has had his current remuneration reduced for the purposes of funding a contribution to any plan sponsored by the Company and satisfying the requirements of section 401(k) of the Code, and (b) any amounts by which the Employee's compensation has been reduced pursuant to a compensation reduction agreement between the Employee and the Company for the purpose of funding benefits through any cafeteria plan sponsored by the Company meeting the requirements of section 125 of the Code. There shall be excluded from "Compensation" for the purposes of the Plan, whether or not reportable as income by the Employee, bonuses, expense reimbursements of all types, payments in lieu of expenses, the Company contributions to any qualified retirement plan or other program of deferred compensation (except as provided above), the Company contributions to Social Security or worker's compensation, the costs paid by the Company in connection with fringe benefits and relocation, including gross-ups, and any amounts accrued for the benefit of Employee, but not paid, during the period of reference.

     2.6 "CONTINUOUS SERVICE" means the period of time during which the Employee has been employed by the Company or a Subsidiary and during which there has been no interruption of Employee's employment by the Company or a Subsidiary. For this purpose, periods of Excused Absence shall not be considered to be interruptions of Continuous Service. Continuous Service shall also include periods of service with the predecessor businesses of the Company and, at the election of the Company, may include periods of service with a corporation or other entity acquired by the Company after the Effective Date.

     2.7 "EFFECTIVE DATE" shall mean April 1, 1998, if by or within twelve months of that date, the Plan is or has been approved at a duly held meeting of the stockholders of the Company by the affirmative vote of the holders of the majority of outstanding Common Stock of the Company present, or represented, and entitled to vote at the meeting.

     2.8 "ELIGIBLE EMPLOYEE" means each Employee who has completed six (6) months of Continuous Service other than:

          (a) an Employee whose customary employment is for 20 hours or less per week,

          (b) an Employee whose customary employment is for not more than five months in any calendar year,

          (c) an Employee who is deemed for purposes of Section 423(b)(3) of the Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, and

          (d) an Employee subject to the laws of a country which would prohibit the Employee's participation in the Plan.

     2.9 "EMPLOYEE" means each person employed by the Company or a Subsidiary.

     2.10 "EXCUSED ABSENCE" means absence pursuant to a leave of absence granted by the Company or any other entity constituting the Company, absence due to disability or illness, absence by reason of a layoff, or absence by reason of active duty in the armed forces of the United States. In no event may an Excused Absence exceed six (6) months in length (or, if longer and if applicable, the period of the individual's active duty in the armed forces of the United States and such period thereafter as such individual's right to reemployment by the Company is protected by law), and any absence shall cease to be an Excused Absence upon the earlier of (a) the last day of the calendar month in which the duration of the absence reaches six (6) months or (b) the last day of the calendar month in which the leave expires by its terms, the layoff ends by recall or permanent separation from service, or recovery from illness or disability occurs.

     2.11 "FAIR MARKET VALUE" means, with respect to Stock, the fair market value of such stock, as determined in good faith by the Administrator; provided, however, that

          (a) if the Stock is admitted to trading on a national securities exchange, Fair Market Value on any date shall be the last sale price reported for the Stock on such exchange on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported,

          (b) if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other comparable quotation system and has been designated as a National Market System ("NMS") security, Fair Market Value on any date shall be the last sale price reported for the Stock on such system on such date or on the last day preceding such date on which a sale was reported, or

          (c) if the Stock is admitted to Quotation on NASDAQ and has not been designated a NMS Security, Fair Market Value on any date shall be the average of the highest bid and lowest asked prices of the Shares on such system on such date.

     2.12 "OFFERING" means the offering of shares of Stock under the Plan.

     2.13 "OFFERING DATE" means the first business day of each Purchase Period during which the Plan is in effect, commencing with the first business day on or after the Effective Date.

     2.14 "PARTICIPANT" means each Eligible Employee who elects to participate in the Plan.

     2.15 "PURCHASE DATE" means the last business day of each Purchase Period.

     2.16 "PLAN" means the National Service Industries, Inc. Employee Stock Purchase Plan, as the same is set forth herein and as the same may hereafter be amended.

     2.17 "PURCHASE AGREEMENT" means the document prescribed by the Administrator pursuant to which an Eligible Employee has enrolled to be a Participant or such electronic equivalent as may be permitted by the Administrator.

     2.18 "PURCHASE PERIOD" means the calendar quarter beginning each January 1, April 1, July 1, and October 1.

     2.19 "PURCHASE PRICE" means such term as it is defined in Section 4.3 hereof.

     2.20 "STOCK" means the Common Stock, par value $1.00 per share, of the Company.

     2.21 "STOCK PURCHASE ACCOUNT" means an account consisting of all amounts withheld from an Employee's Compensation or otherwise paid into the Plan for the purpose of purchasing shares of Stock for such Employee under the Plan, reduced by all amounts applied to the purchase of Stock for such Employee under the Plan.

     2.22 "SUBSIDIARY" shall mean a corporation described in section 424(f) of the Code that has, with the permission of the Administrator, adopted the Plan. The participating Subsidiaries on the Effective Date are listed on Schedule A attached hereto.

                                  ARTICLE III

                           ADMISSION TO PARTICIPATION

     3.1 INITIAL PARTICIPATION. Only Eligible Employees may participate in the Plan. Eligible Employees who are covered by a collective bargaining agreement may participate unless the representative for such collectively bargained employees elects for such group of employees not to participate in the Plan. Any Eligible Employee may elect to be a Participant and may become a Participant by executing and filing with the Administrator a Purchase Agreement at such time in advance and on such forms as prescribed by the Administrator, or through telephone or other electronic arrangements as may be established by the Administrator. The effective date of an Eligible Employee's participation shall be the Offering Date next following the date on which the Administrator receives from the Eligible Employee a properly filed Purchase Agreement. Participation in the Plan will continue automatically from one Purchase Period to another unless notice is given pursuant to Section 3.2.

     3.2 VOLUNTARY DISCONTINUANCE OF PARTICIPATION. Any Participant may voluntarily withdraw from the Plan by filing a Notice of Withdrawal with the Administrator at such time in advance and on such forms, or using such other procedures, as the Administrator may specify. Upon such withdrawal, there shall be paid to the Participant the amount, if any, standing to his credit in his Stock Purchase Account. The delivery of certificates representing the shares of Stock held for such Participant under the Plan shall be handled in the manner provided in Section 4.6.

     3.3 INVOLUNTARY DISCONTINUANCE OF PARTICIPATION. If a Participant ceases to be an Eligible Employee other than by death, the entire amount, if any, standing to the Participant's credit in his Stock Purchase Account shall be refunded to him. Notwithstanding the foregoing, should a Participant cease to be an Eligible Employee (as a result of the restrictions in Section 2.8(c)) by reason of being granted an option to purchase Stock under a stock option plan maintained by the Company, such Participant may continue to participate only through the end of the Purchase Period during which such option was granted. The delivery of certificates representing the shares of Stock held for such Participant under the Plan shall be handled in the manner provided in Section 4.6.

     3.4 READMISSION TO PARTICIPATION. Any Eligible Employee who has previously been a Participant, who has discontinued participation, and who wishes to be reinstated as a Participant may again become a Participant for any subsequent Purchase Period by executing and filing with the Administrator, at such time in advance as the Administrator shall determine, a new Purchase Agreement on forms provided by the Administrator, or through telephone or other electronic arrangements as may be established by the Administrator. Reinstatement to Participant status shall be effective as of the Offering Date next following the date on which the Administrator receives from the Eligible Employee the properly filed Purchase Agreement.

                                   ARTICLE IV

                                 STOCK PURCHASE

     4.1 RESERVATION OF SHARES. Except as provided in the antidilution provisions of Section 5.2 hereof, the aggregate number of shares of Stock that may be purchased under the Plan shall not exceed 1,500,000 shares. Shares of Stock issued pursuant to the Plan may be either unissued shares of Stock, Stock held in treasury, or shares of Stock acquired in the market or directly from shareholders.

     4.2 LIMITATION ON SHARES AVAILABLE. Subject to the other limitations set forth in the Plan, the maximum number of shares of Stock that may be purchased for each Participant on a Purchase Date is the lesser of (a) the number of whole and fractional shares of Stock that can be purchased by applying the full balance of his Stock Purchase Account to such purchase of shares at the Purchase Price (as hereinafter determined), (b) the number of shares of Stock that would not cause the Participant to exceed the limit of Section 2.8(c), or (c) an amount equal to 10% of the Participant's expected Purchase Period Compensation divided by the Fair Market Value of the Stock on the Offering Date. A Participant's expected Purchase Period Compensation shall be determined by multiplying his normal hourly or weekly rate of Compensation (as in effect on the last day prior to such Offering Date) by the number of regularly scheduled hours or weeks of work for such Participant during the Purchase Period. Any portion of a Participant's Stock Purchase Account that cannot be applied by reason of the foregoing limitation shall remain in the Participant's Stock Purchase Account for application to the purchase of Stock on the next Offering Date (unless withdrawn before such next Offering Date).

     4.3 PURCHASE PRICE OF SHARES. The Purchase Price per share of Stock purchased for Participants pursuant to any Offering shall be the sum of (a) eighty-five percent (85%) of the Fair Market Value of such share on the Offering Date on which such Offering commences or on the Purchase Date on which such Offering expires, whichever is lower, and (b) any transfer, excise, or similar tax imposed on the transaction pursuant to which such share of Stock is purchased. If the Purchase Date with respect to the purchase of Stock is a day on which the stock is selling ex-dividend but is on or before the record date for such dividend, then for Plan purposes the Purchase Price per share will be increased by an amount equal to the dividend per share. In no event shall the Purchase Price be less than the par value of the Stock.

     4.4 ESTABLISHMENT OF STOCK PURCHASE ACCOUNT. Each Participant shall authorize payroll deductions from Compensation for the purposes of funding his Stock Purchase Account. In the Purchase Agreement, each Participant shall authorize a deduction from each payment of his Compensation during a Purchase Period, which deduction shall be not less than $10.00 nor more than ten percent (10%) of the gross amount of such payment, subject to Section 4.5(b). The Administrator or its designee may require that any payroll deduction must be made in whole percentages (i.e., 1%, 2%, 3%, etc.) and not in any fraction of a percentage. In addition, the Administrator may allow, in its sole discretion and subject to such terms and procedural requirements as it may establish, for the delivery of payments by Participants directly to the Administrator or its designee, provided, however, that the total payroll deductions and direct cash payments may not exceed, in the aggregate for any calendar year, ten percent (10%) of the total Compensation paid such Participant for the respective calendar year. Subject to Section 3.2, a Participant may not reduce or increase his payroll deduction rate during any Purchase Period. However, a Participant may change the deduction to any permissible level for any subsequent Purchase Period by filing notice thereof at such time preceding the Offering Date on which such subsequent Purchase Period commences as the Administrator shall determine.

     4.5 EXERCISE OF PURCHASE PRIVILEGE.  (a) Subject to the provisions of
Section 4.2 above, on each Purchase Date there shall be purchased for the Participant at the Purchase Price the largest number of whole and fractional shares of Stock that can be purchased with the entire amount standing to the Participant's credit in his Stock Purchase Account.

     (b) Notwithstanding anything contained herein to the contrary, (i) a Participant may not during any calendar year purchase shares of Stock having an aggregate Fair Market Value, determined at the time of each Offering Date during such calendar year, of more than $25,000, and (ii) all rights to purchase Stock offered on an Offering Date must be exercised within twenty-seven (27) months of such Offering Date.

     4.6 SHARE OWNERSHIP; ISSUANCE OF CERTIFICATES. (a) The shares purchased for a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued and/or sold at the close of business on such Purchase Date. Prior to that time, none of the rights or privileges of a stockholder of the Company shall inure to the Participant with respect to such shares. All the shares of Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Administrator in accordance with Section 4.6(b).

     (b) The Administrator, in its sole discretion, may determine the method for delivering shares of Stock by the Company including, but not limited to, (i) by issuing and delivering a certificate or certificates for the number of shares of Stock purchased for all Participants on a Purchase Date or during a calendar year to a member firm of the New York Stock Exchange which is also a member of the National Association of Securities Dealers, Inc., as selected by the Administrator from time to time, which shares shall be maintained by such member firm in separate accounts for each Participant, or (ii) by issuing and delivering a certificate or certificates for the number of shares of Stock purchased for all Participants on a Purchase Date or during the calendar year to a bank or trust company or affiliate thereof, as selected by the Administrator from time to time, which shares shall be maintained by such bank or trust company or affiliate in separate accounts for each Participant. In addition, the Administrator may periodically issue and deliver to the Participant a certificate for the number of whole shares of Stock purchased for such Participant on a Purchase Date or during such other time period as the Administrator may determine. Each Participant shall have full shareholder rights with respect to all shares of Stock purchased under the Plan, including, but not limited to, voting, dividend and liquidation rights. Shares which are held in the name of the Company or its agent as the nominee for the

Participant will be covered by proxies provided to such Participant by the Company or its agent. Unless provided otherwise, cash dividends paid on Stock issued under the Plan will be automatically reinvested. A Participant may withdraw certificates for his shares of Stock credited to his account at any time by a written request for such withdrawal delivered to the Administrator or its designee, or through telephone or other electronic arrangements as may be established by the Administrator. Upon any such request, the Company will promptly distribute such certificates to the requesting Participant. Distributions of stock certificates will be made promptly after the death, disability, retirement or other termination of employment of a Participant. In the event of a Participant's death, such stock certificates will be distributed to the Participant's estate.

                                   ARTICLE V

                              SPECIAL ADJUSTMENTS

     5.1 SHARES UNAVAILABLE. If, on any Exercise Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares then available for purchase under the Plan, the following events shall occur:

          (a) The number of shares that would otherwise be purchased for each Participant shall be proportionately reduced on the Purchase Date in order to eliminate such excess;

          (b) The Plan shall automatically terminate immediately after the Purchase Date as of which the supply of available shares is exhausted; and

          (c) Any amounts remaining in the respective Stock Purchase Accounts of the Participants shall be repaid to such Participants.

     5.2 ANTIDILUTION PROVISIONS. The aggregate number of shares of Stock reserved for purchase under the Plan, as hereinabove provided, and the calculation of the Purchase Price per share may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Stock resulting from a recapitalization, reclassification, stock split-up, stock dividend, combination of shares, or transaction having similar effect. Any such adjustment shall be made by the Administrator acting with the consent of, and subject to the approval of, the Board.

     5.3 EFFECT OF CERTAIN TRANSACTIONS. Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, or if the Company shall be merged for the purpose of changing the jurisdiction of its incorporation, any Offering hereunder shall pertain to and apply to the shares of stock of the Company or the survivor. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving or resulting corporation, the Plan and any Offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger, or consolidation, and the balance then standing to the credit of each Participant in his Stock Purchase Account shall be returned to him.

                                   ARTICLE VI

                                 MISCELLANEOUS

     6.1 NONALIENATION. The right to purchase shares of Stock under the Plan is personal to the Participant, is exercisable only by the Participant during his lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant.

     6.2 DEATH OF THE PARTICIPANT. Upon the death of the Participant, the entire amount then standing to the credit of the Participant in his Stock Purchase Account shall be distributed to the Participant's estate.

     6.3 ADMINISTRATIVE COSTS. Other than any transfer, excise, or similar taxes imposed on the transaction pursuant to which any shares of Stock are purchased, the Company or a Subsidiary shall pay all administrative expenses associated with the operation of the Plan.

     6.4 COLLECTION OF TAXES. The Company shall be entitled to require any Participant to remit, through payroll withholding or otherwise, any tax that it determines it is so obligated to collect with respect to the issuance of Stock hereunder, or the subsequent sale or disposition of such Stock, and the Administrator shall institute such mechanisms as shall insure the collection of such taxes.

     6.5 ADMINISTRATOR. The Board shall appoint an Administrator, which shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Administrator shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Administrator shall have the fullest discretion permissible under law in the discharge of its duties. The Administrator's interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

     6.6 AMENDMENT OF THE PLAN. The Board may amend the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is set after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise in its discretion determine to submit other such changes to the Plan to stockholders for approval; provided, however, that no such action may (i) without the consent of an affected Participant, materially impair the rights of such Participant with respect to any shares of Stock theretofore purchased for him under the Plan, or (ii) disqualify the Plan under section 423 of the Code.

     6.7 TERMINATION OF THE PLAN. Subject to Section 5.1, the Plan shall continue in effect unless terminated pursuant to action by the Board, which shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the termination of the Plan, the balance, if any, then standing to the credit of each Participant in his Stock Purchase Account shall be refunded to him and the certificates representing the shares of Stock shall be handled in the manner provided in Section 4.6.

     6.8 REPURCHASE OF STOCK. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquired under the Plan.

     6.9 NOTICE. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Administrator and shall be effective only when received by the Administrator or its designee. Delivery of such forms may be made by hand or by certified mail, sent postage prepaid, to the address specified by the Administrator. Delivery by any other mechanism shall be deemed effective at the discretion of the Administrator.

     6.10 GOVERNMENT REGULATION. The Company's obligation to sell and to deliver the Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

     6.11 HEADINGS, CAPTIONS, GENDER. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

     6.12 SEVERABILITY OF PROVISIONS; PREVAILING LAW. The provisions of the Plan shall be deemed severable. If any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the State of Delaware, to the extent such laws are not in conflict with, or superseded by, federal law.

                                   [NSI LOGO]

                       (LOGO)  PRINTED ON RECYCLED PAPER               NSV-PS-97

                                                                        APPENDIX

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                                                   THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR:
---------------------------------
NATIONAL SERVICE INDUSTRIES, INC.                                                       For       With-     For All
---------------------------------                                                   All Nominees  hold       Except
                                                       1. Election of Directors:        [  ]      [  ]        [  ]

Mark box at right if an address change or    [  ]              JAMES S. BALLOUN, JOHN L. CLENDENIN, THOMAS C. GALLAGHER,
comment has been noted on the reverse side                       ROBERT M. HOLDER, JR., JAMES C. KENNEDY, DAVID LEVY,
of this card.                                                           BERNARD MARCUS, JOHN G. MEDLIN, JR., SAM NUNN,
                                                                HERMAN J. RUSSELL, BETTY L. SIEGEL, AND BARRIE A. WIGMORE

RECORD DATE SHARES:

                                                          -------------------------------------------------------------------
                                                          Instruction: To withhold authority to vote for any nominee, mark the
                                                          "For All Except" box and write that nominee's name on the above line.


                                                                                                            For   Against  Abstain
                                                         2. Approval of National Service Industries, Inc.   [  ]    [  ]     [  ]
                                                            Employee Stock Purchase Plan.


                                                         3. Ratification of appointment of Arthur Andersen  [  ]    [  ]     [  ]
                                                            LLP as independent auditors for the Corporation

Please be sure to sign and date this Proxy.    Date
-------------------------------------------------------


Stockholder sign here          Co-owner sign here
--------------------------------------------------------
     DETACH CARD                                                                                                        DETACH CARD



                        NSI ANNUAL MEETING PARKING PASS

 Parking for shareholders attending the Annual Meeting will be available in the
     Woodruff Arts Center parking decks on Lombardy Way at the rear of the
                                  Arts Center.

   As you exit the parking decks, present this parking pass to the attendant.

                      NATIONAL SERVICE INDUSTRIES, INC.

                 ANNUAL STOCKHOLDERS MEETING JANUARY 7, 1998
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS


The undersigned does hereby appoint JAMES S. BALLOUN, DAVID LEVY and KENYON W. MURPHY and each of them proxies of the undersigned with full power of substitution in each of them to vote at the annual meeting of stockholders of the Corporation to be held on January 7, 1998 at 10:00 A.M., and at any and all adjournments thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting.



   UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3
                           SHOWN ON THE REVERSE SIDE.


--------------------------------------------------------------------------------
Please date this proxy and sign exactly as your name, or names, appear hereon. Where there is more than one owner, each must sign. When signing in fiduciary or representative capacity, please give fill title as such.
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

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